THIRD ADDENDUM AGREEMENT

Dated: 11.4.06

BY AND BETWEEN

YEDA RESEARCH AND DEVELOPMENT COMPANY LTD.

of P.O. Box 95, Rehovot 76100, Israel

(hereinafter "Yeda")

and

TISSERA LTD.

of 8 Maskit St. Herzliya 46733, Israel

(**hereinafter "the Company"**)

WHEREAS Yeda and the Company (formerly known as BERT LOGIC, INC.) are parties to an Agreement dated October 8, 2003, as well as a subsequent First Addendum Agreement dated July 8, 2004, and a subsequent Second Addendum Agreement dated September 15, 2005 (collectively - "**the Agreement**"); and

WHEREAS The Research Period under the Agreement is three years commencing on April 9, 2003 and ending on April 9, 2006; and

WHEREAS the parties wish to extend the Research Period by one additional year commencing on April 10, 2006 and ending on April 9, 2007 ("**the Fourth Research Year**") and to set the research program and the research budget for such additional period.

NOW THEREFORE IT IS AGREED BY THE PARTIES HERETO AS FOLLOWS:

1. Terms and phrases included in this Addendum which are defined in the Agreement shall have the same meaning attributed to them in the Agreement unless otherwise defined in this Addendum.

2. This Addendum and the Agreement shall be read as one and shall represent the complete current understanding between the parties with respect to the Fourth Research Year. Subject to the modifications contained herein, the provisions of the Agreement shall remain unaltered and in full force and effect.

3. All appendices attached hereto shall form an integral part of this Addendum.

4. Appendix A of the Agreement describing the List of Patents that are licensed under the Agreement to the Company is hereby replaced with an updated list attached hereto as **Appendix A3.**

5. The Research Program attached to the R&L Agreement shall be supplemented by the research program for the Fourth Research Year attached hereto as **Appendix B3.**

6. The Budget for the Fourth Research Year, attached hereto **as Appendix C3**, shall be US$ 600,000 (six hundred thousand United States Dollars) (the "**Budget**"). The Budget shall be paid to Yeda in 4 (four) equal 3 (three) monthly non-refundable installments, payable in advance on the beginning of each 3 (three) month period, during the Fourth Research Year (9.4.2006, 9.7.2006, 9.10.2006 and 9.1.2007).

7. However, if within the Fourth Research Year:

   (1) the Company raises at least US$ 1,000,000 (one million United States Dollars) as a result of: (1) an investment of National Stem Cell Inc. ("**NSC**") and/or its shareholders; or (b) a merger with NSC (including

acquisition of substantial Company's assets by NSC or vice versa); and/or

(2) the Company is granted an amount of at least US$ 300,000 designated to finance the Company's research and development;

Then, the Budget shall increase to US$ 900,000 (nine hundred thousand United States Dollars) and the Research Plan and Budget for the Fourth Research Year shall be updated accordingly.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET THEIR SIGNATURES.

Dr. Israel Shapira, C.E.O. / Prof. Haim Garty, CHAIRMAN	A. Evra
YEDA RESEARCH AND DEVELOPMENT COMPANY LTD	TISSERA LTD.